	Eagle Bulk Shipping Inc. 2022 Emissions Metrics
Metric	Unit of Measure	Data 2020	Data 2021	Data 2022	SASB Reference
CO2 Emissions
Gross global Scope 1 emissions: Financial control approach[a]	Metric tons (t) CO₂-e	853,860	895,060	877,666	TR-MT-110a.1

Discussion of long-term and short-term strategy or plan to manage Scope 1 emissions, emissions reduction targets, and an analysis of performance against those targets	Please refer to our published ESG Sustainability reports available on our website at www.eagleships.com/ESG				TR-MT-110a.2

Gross global Scope 2 emissions: Purchased electricity[a]	Metric tons (t) CO₂-e	30	35	44	n/a
Energy Consumed
Total energy consumed[b]	Gigajoules, Percentage	11,883,225 100%	12,460,154 100%	11,505,492 100%	TR-MT-110a.3
Percentage heavy fuel oil	Gigajoules, Percentage	10,633,885 89%	10,163,661 86%	9,621,627 84%
EEDI
Average Energy Efficiency Design Index (EEDI) for new ships added to the fleet during the reporting period[c]	Grams of CO2 per ton-nautical mile	No purchased vessels delivered in 2020	3.85	4.11	TR-MT-110a.4
AER
Average Efficiency Ratio (AER)	Grams of CO2 per deadweight ton-nautical mile	5.20	5.55	5.43	n/a
EEOI
Energy Efficiency Operational Indicator (EEOI)	Grams of CO2 per cargo ton-nautical mile	8.34	8.75	8.57	n/a

Transport Work
Total transport work	Cargo ton-nautical mile	102.3 billion	102.3 billion	102.4 billion	n/a
Other Emissions to Air
NOx (excluding N2O)[d]	Metric tons	21,747	22,945	20,872	TR-MT-120a.1
SOx[d]	Metric tons	2,259	2,251	2,098
Particulate matter[d]	Metric tons	188	194	191

Notes
A	CO2 EMISSIONS (METRIC TONS CO2-e): Scope 1 calculations are based on the IMO emission factors and fuel consumption for the year. The financial control approach defined by the GHG Protocol has been applied. This includes company owned vessels only. Scope 2 emissions are based on conversion factors from the The U.S. Energy Information Administration (EIA), Danish Energy Agency, and the Energy Market Authority (EMA) of Singapore.

B	TOTAL ENERGY CONSUMPTION: Calculated based on available data on fuel purchases by using the fuel properties defined by DEFRA, Conversion factors, 2022 – note that properties concerning Light Fuel Oil were obtained from the IMO. The figure includes all owned vessels and covers Scope 1 emissions.

C	AVERAGE ENERGY EFFICIENCY DESIGN INDEX (EEDI) FOR NEW SHIPS: The EEDI provided represents a simple average of EEDI for new ships entering the fleet during the period. Note however, that the requirement to have an EEDI measurement became effective for ships built after January 1, 2013. Ships we may acquire that were built before this date will not have an EEDI measurement and will be excluded from the average. For 2021, this means that the figure provided in the table excludes three of the ships we acquired, as they were built in 2011.

D
PARTICULATE MATTER (PM), NOX, SOX EMISSIONS (METRIC TONS): Eagle Bulk has adopted the recommendations of the IMO’s Fourth GHG Study for estimating emissions of CO2, NOX, SOX, and PM from ships. In cases where Eagle elects to deviate from the approach outlined in the IMO’s Fourth GHG Study, these deviations have been documented. It is expected that the IMO will continue to update its emissions estimate calculation recommendations over time and Eagle may choose to modify its approach accordingly. In cases where fuel consumption breakdown by consumer, vessel age, rated auxiliary engine rpm, or other details are not available, a specific set of assumptions will be used to estimate emissions inventories as follows: 80% of total HFO and MDO consumed will apply to main engine emissions contribution; 17% of total HFO and MDO consumed will apply to auxiliary engine emissions contribution; and 3% of total HFO and MDO consumed will apply to boiler emissions contribution. Vessel age will be taken from Clarkson’s database or other similar vessel information database. Auxiliary engine rated rpm will be assumed as 900 rpm for any Supramax and Ultramax vessel where the rated engine rpm is not known.

Disclaimer
This report was prepared by the Company using the emissons-related sections of the Marine Transportation Sustainability Accounting Standard, as established by the Sustainability Accounting Standards Board, as well as additional emissions metrics commonly used within the marine transportation industry. Information provided herein is based on the best available data at the time the report was issued. We generated some of this data internally. In cases where actual figures were not available, estimates have been provided.